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                                                                    EXHIBIT 10.6

                         PURCHASE AND RESALE AGREEMENT

     This Agreement is entered into by and between EXCEL, INC., a corporation organized under the laws of the Commonwealth of Massachusetts, with its usual place of business at 355 Old Plymouth Road, Sagamore Beach, Massachusetts (hereinafter called "Excel") and

     BOSTON TECHNOLOGY, INC., whose address is, 100 Quannapowitt Parkway Wakefield Ma.(hereinafter called "BTI"). This agreement shall constitute the entire agreement between the parties and shall supersede any and all previous agreements with respect to the subject matter hereof.

1.   EQUIPMENT PURCHASE AND SOFTWARE LICENSE

     a. BTI agrees to purchase and by its acceptance, Excel agrees to sell and/or license (as applicable), on the terms set forth below, the equipment and spare parts together with all applicable Software, as that term is further defined below (collectively referred to as the "Products") listed on the attached Exhibit I or listed on any of BTI's purchase orders referencing this Agreement ("Purchase Orders").

     b. This Agreement shall not constitute an obligation of BTI to purchase and/or license any Product(s) unless either (a) implemented by Purchase Orders issued by BTI, or (b) Otherwise required by Exhibit II.

     c. The parties agree that each of BTI's Purchase Orders shall be only an offer to enter into a contract. Subject to the parameters of Exhibit II, BTI may revoke, amend or modify each Purchase Order at any time prior to Excel's acceptance of same.

     d. Within five (5) days of receipt of a Purchase Order, Excel shall issue a Sales Order or similar notice acknowledging its acceptance or rejection of BTI's Purchase Order and advising BTI of Excel's delivery schedule. Excel's failure to issue a Sales Order or similar notice within said five (5) day time period shall constitute Excel's acceptance of BTI's Purchase Order.

2.   PRICES

     a. The prices, license fees, and other charges for the Products are set forth in Excel's price list as attached as Exhibits I and II of this Agreement, prices to be amended from time to time. Any change in prices will become effective ninety (90) days after Excel has delivered notice of such change to BTI in writing, and all orders accepted by Excel at expiration of said ninety day notice period shall be invoiced at the new price.

     Excel agrees that it shall, for all sales of its equipment to BTI , limit said price increases to 15 % per year, for two years, which period shall begin to run on upon the signing hereof.
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     Notwithstanding the above, BTI shall be entitled to rely on those prices in effect on Exhibits I and II at the time it gives written quotes to its customers. Any increase in such prices made in accordance with the previous paragraph will not apply to Purchase Orders subsequently issued by BTI in connection with such quotes, provided Purchase Order issuance occurs not later than six months after the corresponding quote. BTI must furnish to Excel copies of any such quotes in order for this paragraph to become binding upon Excel.

     b. Purchase Orders accepted by Excel shall not be subject to such price increases before the end of said ninety (90) day period. All prices expressed and all payments made must be in U.S. dollars. The prices shown are F.O.B. Excel's plant.

     c. Prices are exclusive of all federal, state, local, municipal, or other excise, sales, use, occupation, or similar taxes now in force or enacted in the future, all of which shall be paid by BTI exclusive of Excel's income taxes. BTI shall not be responsible for any tax levied or based upon the income of Excel. Excel may invoice BTI for any such taxes and remit any payments made on such invoice directly to the appropriate taxing authorities. It shall be BTI's responsibility to provide written proof, satisfactory to Excel of any applicable tax exemptions.

     d. The prices for Products contained herein, with applicable discounts and with any increase permitted hereunder, shall be at least as favorable as these prices and discounts offered by Excel to any of its other customers for comparable Products. If Excel at any time extends to any other customer lower prices or higher discounts for any Products, then Excel shall promptly notify BTI in writing and extend such favorable prices or discounts to BTI as of the date such prices or discounts were first offered to any other customer of Excel. If, after the effective date of a resulting price decrease, BTI shall have overpaid for affected Products at the preexisting price, then the amount of the overpayment shall be allowed as a credit against the price of Products on an existing Purchase Order for which payment has not been made.

     Notwithstanding the above, EXCEL may, at its sole option and discretion, provide more favorable pricing or greater discounts to third parties purchasing limited numbers of systems (i) for Product evaluation, testing, developmental or beta site installations, or (ii) as an inducement to a third party to order Products in quantity, without triggering this provision.

3.   PAYMENT

     a. Payment for Products is due on or before the date specified on Excel's invoice, that is, net thirty (30) days after receipt of Product or invoice whichever is later.

     b. All balances due Excel by BTI not paid within thirty (30) days after due date shall accrue a late payment fee equal to 1.5% per month on such unpaid amounts together with all costs and expenses including reasonable attorney's fees incurred by Excel in collecting such overdue amounts. Any payment made by BTI to Excel shall first be applied to the late payment fees and costs and expenses incurred in collection and then to the oldest invoice due, regardless of any contrary instructions received from BTI.

4.   DELIVERY
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     a.   Excel's normal delivery schedule is ninety (90) days after receipt and acceptance of an order. This delivery schedule is expressly conditioned upon the accuracy of the Product purchase forecast and volume purchase commitments supplied to Excel by BTI in Exhibit II to this Agreement. Should BTI desire to shorten (or lengthen) said delivery schedule, Excel shall use reasonable efforts to comply with BTI'S request. Excel shall, within two (2) business days of such request, notify BTI if additional charges are required to facilitate any expedited delivery. BTI shall have 24 hours from said notification to elect to proceed with expedited delivery at the specified additional cost or to proceed under the normal delivery schedule at the original price.

     b. Excel will not assume any liability in connection with shipment for any loss or damage caused by any carrier. Upon request, shipments will be insured at the BTI's expense, and BTI shall be responsible for making claims with carriers, insurers, warehousemen, and others for its and/or their misdelivery, nondelivery, loss, damage or delay.

     c. BTI may inspect and test all Products at reasonable times during and after manufacture. If any such inspection or test is to be made on Excel's premises, BTI shall first give Excel 10 days notice in writing of its desire to make such inspection. Excel shall provide reasonable facilities and assistance for the safety and convenience of BTI's inspectors in such manner that shall not unreasonably hinder or delay Excel's performance. All Products shall be received subject to BTI's inspection, testing, approval and acceptance at its premises, notwithstanding any inspection or testing at Excel's premises or any prior payment for such Products. Products rejected by BTI as not conforming to the relevant Purchase Order or to Excel's or BTI's Specifications (as applicable) may be returned to Excel at BTI's risk and expense and shall not be replaced by Excel without BTI's written authorization.

5.   SHIPMENT, RISK OF LOSS, TITLE

     a. All Products shall be packaged, marked and otherwise prepared for shipment by Excel in suitable containers in accordance with BTI's packing and shipping specifications for such Products, or if no such specifications are given to Excel, in accordance with sound commercial practices. Excel shall mark on such containers all necessary handling, loading and shipping instructions. An itemized packing list shall be included with each shipment. Bills of lading shall be mailed to BTI in triplicate. BTI agrees to assume any additional packaging costs incurred by Excel in complying with BTI'S packaging specifications.

     b. All Products under this Agreement shall be delivered to BTI F.O.B. Excel's plant and delivery of Products to the common carrier or a licensed trucker of BTI'S choice, shall constitute delivery to BTI.

     c. Title and risk of loss for the Product shall pass to BTI upon delivery to the common carrier or licensed trucker of BTI's choice.

     d. Excel will not assume any liability in connection with shipment for any loss or damage caused by any carrier. Upon request, shipments will be insured at BTI's expense, and BTI shall be responsible for making claims with carriers, insurers, warehousemen, and others for its and/or their misdelivery, non-delivery, loss, damage or delay.
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                                      -4-

     e. All transportation, rigging, and similar costs and charges shall be paid by BTI. Excel may, however, invoice BTI for any such charges and remit payments directly to the shipper.

6.   ADDITIONAL ORDERS

     Intentionally Deleted

7.   SOFTWARE LICENSE AND SUBLICENSE

     a.   Definitions

     As used in this Agreement:

     "Programs" or "Software" shall mean all computer programs in machine readable form furnished by Excel as a Licensor and all Sublicensed Programs (as that term is defined below) furnished by Excel as a Sublicensor to BTI and further described in Exhibit I of this Agreement and any Supplement thereto, including related supporting materials iii machine readable, printed or other form, and any other updates, improvements or revisions which are furnished by Excel to BTI;

     "Sublicensed Programs" shall mean any Programs which are owned by a third party and sublicensed under Agreement by Excel to BTI;

     "Designated Equipment" shall mean a single LNX, PCX, or XLDX, designated with a single Excel system serial number and all associated equipment, produced or supplied by Excel.

     "Documentation" shall mean any written and or printed materials that may accompany the Products, Software or Programs, or may be furnished by Excel to BTI subsequent to BTI'S receipt of said Products, Software or Programs.

     "Product Specifications" shall mean the specifications for the Products which have been developed by Excel or BTI (as the case may be.)

     b.   License and Sublicense

     Subject to the terms and conditions of this Agreements Excel hereby grants, and BTI hereby accepts, a perpetual, worldwide, non-terminable, non-exclusive license (in the case of Programs proprietary to Excel) or sublicense (in the case of Programs owned by third parties), to use, and/or distribute directly or through a sublicensee or a succession of sublicensees to an end user to use (i.e. BTI and successive end-users may assign their sublicense to use), each Program and Sublicensed Program in connection with the Designated Equipment (and no other Excel base unit) except for EXCEL equipment replacing Designated Equipment) on which such Program and Sublicensed Program is first installed and as the same may be connected with any associated hardware and software, whether from Excel, BTI or a third party. The price established in this Agreement for a Program and/or Sublicensed Program shall be the only consideration due in connection with that Program and/or Sublicensed Program. BTI agrees that the owner of
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                                      -5-

Sublicensed Programs shall, with respect to those Sublicensed Programs, have the right to enforce the terms and conditions of this sublicense against BTI. BTI's rights to license and sublicense hereunder shall terminate upon the termination of this Agreement, provided that (i) the termination of such rights shall not affect licenses and sublicenses previously granted by BTI, (ii) such termination will not affect BTI's right to grant licenses and sublicenses with respect to Products accepted and paid for by BTI at the time of such termination, and (iii) BTI shall have the limited right to retain and use the Products to the extent necessary and to fulfill BTI's obligations to support existing license and sublicenses.

     c.   Title to Programs

     Title to and ownership of the Programs, including all patents, copyrights, trade secrets, and proprietary property rights applicable thereto, shall at all times remain solely and exclusively with Excel or the owner of a Sublicensed Program, as the case may be, and BTI shall not take any action inconsistent with such title and ownership. BTI acknowledges Excel's representation that the Software is "Restricted Computer Software" as that term is defined in Subpart
227.471 of the Department of Defense Federal Acquisition Regulation Supplement (DFARS).

     BTI agrees to ensure that if any Software or Documentation will be supplied to a unit or agency of the United States government, whether by BTI or by any of the users to whom BTI directly or indirectly supplies the same, it may only be done by written contract in which:

          i.     If the Software is supplied to the Department of Defense,
(DoD), the government agrees that the Software will be classified as "Commercial Computer Software" and that the governments acquiring only "restricted rights" in the Software and Documentation as that term is defined in Clause 252.2277013
(c) (1) of the DFARS and

          ii. If the Software is supplied to any unit or agency of the United States government other than DoD, the government agrees that the governments rights in the Software and Documentation will be as defined in clause 52.22719
(c) (2) of the FAR.

     BTI acknowledges Excel's representation that the Software and Documentation were developed at private expense and no part of them is in the public domain.

     d.   Protection of Programs

     BTI acknowledges that Excel and/or the respective owners of the Sublicensed Programs have proprietary interest in the Licensed Programs and the Sublicensed Programs respectively, and BTI shall hold such programs in complete confidence. BTI shall not, without the prior written consent of Excel, disclose or otherwise make available such Programs and Sublicenses Programs in any form to any person other than BTI's employees and agents and BTI's end-user customers, distributors and dealers ("BTI's Customers"). The Programs and Sublicensed Programs shall not be copied (other than for backup purposes) or modified, in whole or in part, without the prior written consent of Excel, nor shall BTI translate, reverse engineer, decompile or disassemble the same without the prior written consent of Excel.
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                                      -6-

     BTI shall not remove or obscure any copyright, patent, trademark, trade secret or similar notice affixed to any Program or Sublicensed Program and shall reproduce and affix such notices or any copies or modifications of the Programs permitted by Excel. Under no circumstances will the source codes for the Programs be disclosed by BTI. BTI shall take appropriate action, by instruction, agreement, or otherwise with respect to any persons permitted access to the Programs and Sublicensed Programs, in order to enable BTI to satisfy its obligations hereunder.

     e.   Terms of License

     Should BTI fail to comply with any of the material terms or conditions of this Agreement, Excel may, upon two (2) days prior written notice to BTI of its intent to do so, terminate any license granted herein to BTI. Unless so terminated, each license and sublicense granted in this Agreement for the use of the Programs and Sublicensed Programs shall remain in force until BTI discontinues the use of the Programs and Sublicensed Programs on the Designated Equipment. Within thirty (30) days after the BTI has discontinued the use of the Programs and Sublicensed Programs or within ten (10) days after Excel has terminated any license or sublicense thereto, BTI shall destroy or return to Excel the original and all copies (including partial copies) of such discontinued or terminated Programs and Sublicensed Programs and certify, in writing, to Excel that it has done so. The obligations of BTI to protect the proprietary nature of the Programs and Sublicensed Programs shall survive the termination of any such license.

     f.   Injunctive Relief

     BTI acknowledges that (i) any unauthorized use or transfer of the Programs or other information contained in the Programs may substantially diminish the value to Excel of the trade secrets and proprietary rights that are the subject of this Agreement and thus irreparably harm Excel, and (ii) if Excel alleges that BTI has breached any of its obligations under this Agreement, Excel shall, if such breach is proven, in addition to all other remedies accorded by law, be entitled to equitable relief (including but not limited to injunctive relief) to protect its interests.

8.   EXPORT CONTROLS

     BTI warrants to Excel that it will not resell, transfer or use the Products obtained from Excel under this Agreement in any way in violation of any laws, regulations, transactions or export controls, or economic sanctions imposed by the United States government with regard to any other State, government or political entity. If BTI intends to export the Products outside the United States, it is incumbent upon BTI to determine whether an export license will be required and, if so, to obtain the license from the appropriate authorities in the United States Commerce or State Department.

     In the event that BTI should need any additional information from Excel in order to obtain said license, BTI shall notify Excel in writing, and Excel agrees to furnish said information upon satisfactory proof of a legitimate need therefore.

9.   PROGRAM UPDATES AND CHANGES IN PRODUCTS SPECIFICATIONS
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     a.   Excel shall advise BTI in writing of design modifications to the
Products where such modifications would, without limitation, improve Product quality, facilitate product sourcing or increase Product reliability. If Excel determines that said modifications would alter the form, fit or function of the Products, such that they are no longer functionally equivalent to the Products they are to replace, Excel shall, upon written request from BTI, deliver to BTI for a sixty day (60) evaluation period, free of charge, a sample of the Products so modified. BTI shall have the right to test and inspect such Products, and BTI shall have the right to disapprove, in writing, any of such proposed modifications to the Products. Should BTI fail to provide notice of said disapproval in writing to Excel as prescribed above, Excel shall assume BTI's consent to the incorporation of such modifications for use by BTI, and shall invoice BTI for the products so delivered. If BTI disapproves of such modifications for its use, BTI shall have the right, within sixty days (60) of such disapproval, to place additional purchase orders for Products without such modifications, provided that BTI's requested shipping dates for such Products occur within the succeeding six (6) month period. Upon such disapproval, BTI shall within ten (10) days, either return the Products so modified to Excel , or be invoiced for such Products.

     Should Excel determine that any of such modifications do not alter the form, fit, or function of said Products such that they remain functionally equivalent to the Products they are to replace, Excel shall notify BTI in writing of said change but shall not be obligated to provide a sample of such Product to BTI for testing or evaluation.

     b. The parties agree that this section 9. a. is not meant to cover changes made to the Products by Excel to correct errors in the Products that have been either reported by BTI or discovered by Excel. The parties further agree that nothing in section 9. a. above should be interpreted as a restriction on Excel's right to generally commercially distribute the Products with the design modifications described herein.

     c. Excel agrees that any new Products that it develops during the term of this Agreement and which it makes generally commercially available, shall be made available to BTI pursuant to the terms and conditions hereof.

10.  NOTICES

     All notices by either party to the other party under this Agreement shall be in writing and personally delivered or send by confirmed facsimile with a copy sent by registered or certified mail, return receipt requested, to the other party at its address set forth above. The date of personal delivery or the date of facsimile transmission, as the case may be, shall be deemed to be the date on which such notice is given.

11.  DISTRIBUTION OF PRODUCTS TO UNITED STATES GOVERNMENT

     The Products being provided by Excel to BTI under this Agreement are "Commercial Computer Software" as defined in the U.S. Government DOD FAR Supplement at 52.227-7013a. As such, the Products, including related documentation, are provided with restricted rights. BTI, in any dealings with the U.S. Government, agrees to inform the U.S. Government that the Products are "Commercial Computer Software" and that the use, duplication, or
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                                      -8-

disclosure by the U.S. Government of the Products is subject to the restrictions as set forth in DOD FAR Supplement at 52.227-7013(b)(3) and in subparagraph
(c)(1)(11) of the Rights in Technical Data and Computer Software clause at 252.227-7013. BTI agrees to work with EXCEL to clearly and properly mark any and all Products, including related documentation, that are to be delivered to any branch or agency of the U.S Government with the restricted rights legend set forth in DOD FAR Supplement at 52.227-7013(b). BTI also agrees to inform all U.S. Government Contracting Officers, when applicable, that the Products are commercial software and subject to the restrictions described above.

12.  PATENT AND COPYRIGHT INDEMNITY

     a. If notified promptly in writing of any action (and all prior claims relating to such action) brought against BTI based on a claim that any of the Products supplied to BTI infringes a patent, copyright or trademark, Excel shall defend such action at its sole expense and pay any costs or damages finally awarded in such action which are attributable to such claim; provided that Excel shall have sole control of the defense of any such action and all negotiations for its settlement or compromise. Notwithstanding the provisions of the previous sentence, Excel's obligation to defend as stated therein shall not be excused in the event that BTI engages its own counsel at its own expense, to assist BTI in determining the relevant issues in, and the merits of, said claims and to provide general advice with respect to such claims. If an injunction is obtained against BTI's use of any of the Products by reason of infringement of a patent, copyright or trademark, or if in Excel's opinion any of the Products hereunder is likely to become the subject of a successful claim of infringement of a patent, copyright or trademark, Excel shall, at its option and expense, either procure for BTI the right to continue using such Product or replace or modify the same so that it becomes noninfringing or if neither of the foregoing alternatives are possible, grant BTI a credit for such Product (as depreciated in the case of equipment over four (4) years) and accept its return.

     b. Notwithstanding the foregoing, Excel shall not have any liability to BTI under the foregoing provision if such infringement or claim is based upon.

          1. the use of any of the Products in combination with other equipment or software which is not furnished by Excel where the Products would not, by themselves, be infringing.

     c. If notified promptly in writing of any action (and all prior claims relating to such action) brought against Excel based on a claim that any of the Products that were Manufactured or supplied by Excel in Compliance with BTI'S written designs, specifications or instructions, or any designs, specifications or instructions relayed to Excel orally by BTI which are confirmed by Excel in writing to BTI, ("BTI designed Products") infringes a patent, copyright or trademark, then BTI shall defend such action at its sole expense and pay costs or damages finally awarded in such action which are attributable to such claim, provided however, that BTI shall have sole control of the defense of any such action and all negotiations for its settlement or compromise. Notwithstanding the provisions of the previous sentence, BTI'S obligation to defend as stated therein shall not be excused in the event that Excel engages its own counsel at its own expense to
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                                      -9-

assist Excel in determining the relevant issues in, and merits of, said claims and to provide general advice with respect to said claims.

     d. Notwithstanding the foregoing provisions of Section 12.c. above, BTI shall not have any liability to Excel if such infringement or claim is based upon:

          1. The use of any of the BTI Designed Products in combination with other equipment or software which is manufactured or supplied by Excel and is not in compliance with BTI'S written designs, specifications or instructions and/or where BTI Designed Products would not, by themselves, be infringing.

     e. In no event shall either party's total liability to the other party under section 12.a. or 12.c. respectively exceed two (2) times the aggregate sum paid to EXCEL by BTI for the allegedly infringing Products or Programs.

     f. The foregoing provision state the entire liability of Excel and BTI with respect to infringement of patents, trademarks or copyrights by any of the Products or any part thereof or their operation.

13.  LIMITED WARRANTY

     a.   Products

     Excel warrants that the Equipment shall be free of all liens and encumbrances. Excel further warrants that the Equipment shall conform to Excel's or BTI's (as applicable) Product Specifications for same and shall be free from defects in material and workmanship for a period of fourteen (14) months after the date of shipment to BTI (the Warranty period). Excel's sole obligation with respect of claims of non compliance or defects made within the Warranty period described above shall be, at its option, to repair or replace any item which Excel, in its reasonable judgment, determines to be defective within sixty (60) days after receipt of thereof. BTI shall obtain a return authorization number from Excel prior to returning any Equipment to Excel under this warranty. BTI shall be responsible for all shipping charges for Equipment returned to Excel for warranty service, and Excel shall pay charges for the return of the Equipment to BTI. Excel may employ previously utilized parts to make repairs or replacements, so long as the previously utilized parts are not defective in any respect and are subject to the same warranty as new parts. All replaced parts will become the property of Excel on an exchange basis.

     All replacements and repairs made during the initial Warranty period shall carry a warranty equal to the balance of said Warranty period, or ninety days, whichever is longer. Any repair made under said repair warranty which is made after the expiration of the initial Warranty period shall, unless covered by the EXCEL "EXTENDED WARRANTY and SUPPORT PROGRAM," not be further warranted and should additional repair be necessary, said repair shall be subject to the Out of Warranty prices as appended hereto in Exhibit VI.
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     Excel offers an "Extended Warranty and Support Program" at additional cost, a copy of which is appended hereto as Exhibit V, as well as an OUT OF WARRANTY price list, appended hereto as Exhibit VI, covering both repairs replacements and software upgrades.

     Excel further warrants that it shall make available the spare parts listed in Exhibit I (as such spares may be amended from time to time to account for technical changes and improvements) for a period of five (5) years from the date of the last Product shipped hereunder. This provision shall only apply to "LNX" and "PCX" Products; it shall not apply to "XLDX" Products. All "XLDX" spare parts will be supplied by EXCEL for the aforementioned period subject to their availability.

     b.   Limitations of Warranty

     The foregoing limited warranties by Excel shall not apply if:

          i. A repair or replacement part is required as a result of causes other than normal use, including without limitation, repair, maintenance, alteration or modification of the Products by persons other than Excel or other authorized personnel (which term includes duly qualified and authorized BTI personnel); accident, fault or negligence of the BTI or BTI'S customer; operator error or improper use or misuse of the Products; or causes external to the Products not caused by Excel, such as, but not limited to, transportation or fluctuations of humidity or temperature in excess of the specified tolerance levels of the Products or failure of electrical power, or fire or water damage; or

          ii. The Products are modified by BTI or used with software or equipment for applications that are beyond the normal or customary business of BTI; or

          iii. BTI's customer's installation site is not maintained in accordance with Excel's applicable site specification as set forth in the relevant Product User's Manual.

     c.   Software

     Excel warrants that for fourteen (14) months after shipment, all Software licensed hereunder will substantially conform to Excel's or BTI's (as preapproved by Excel) then current published Product Specifications for the Software. BTI must notify Excel in writing of any defect in the Software, and if the Software is found to be substantially defective, Excel shall correct such defect in a manner determined by Excel. Excel will correct any and all service affecting Software deficiencies or provide an adequate workaround(s) for same.

     d.   Limitation of Liability and Damages

     No action, whether in contract or tort, including negligence arising out of or in connection with this Agreement, may be brought by either party more than twenty four (24) months after the cause of action has accrued. This limitation shall not apply to actions for any breach of the Patent and Copyright provisions or actions for violations or infringements as provided in Section 12 above, of Excel's rights relating to the Programs licensed or sublicensed hereunder.
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     e.   Disclaimers

     OTHER THAN THE LIMITED WARRANTY SET FORTH IN THIS SECTION, EXCEL DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE PRODUCTS (INCLUDING, WITHOUT LIMITATION, WARRANTIES AS TO MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), EITHER EXPRESS OR IMPLIED, AND THE FOREGOING EXPRESS LIMITED WARRANTIES ARE PROVIDED IN LIEU OF ANY OTHER WARRANTIES ON THE PART OF EXCEL. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     f.   Use of the Equipment in Critical Application

     Excel's equipment and Products are manufactured for standard commercial use and must be carefully considered for use in critical elements in applications or systems, such as life support systems (e.g.: "911" or "E911" -like systems), mass transportation or air traffic control systems, where failure of the Equipment to perform can be reasonably expected to cause failure of the application or system, to affect the safety or effectiveness of the application or system. Before using, BTI will determine the suitability of the Equipment for its intended use.

     g.   Out of Warranty Service

     Unless otherwise specified herein in any appendix, or otherwise in any service contract, Excel agrees to provide out of warranty service for any of its Products, in accordance with the Excel "Out of Warranty Price List" appended hereto as in Exhibit VI.

14.  SUPPORT

     a. Products supplied to BTI hereunder will ultimately be used by end-users located outside as well as inside the U.S. In the event that BTI is unable to resolve problems with the Products during the installation/acceptance process or is unable to keep the Products in a reliable state during or after the Warranty period, BTI shall make available at the relevant end-user site or, at BTI if the problem is capable of remote cure, a person previously trained in the Excel technical training program. The person shall call Excel at 1-800-541-7002 and request technical support. If after attempting to repair through this telephone conversation, Excel and BTI are unable to rectify the situation, Excel will promptly send qualified technical experts to the relevant end-user site who will rectify the situation. As to end user site consultations which take place during the Warranty period: (i) if a Product defect caused the problem, EXCEL will bear the cost of the consultation (U.S. and Canada only) and BTI will bear the cost of out-of-pocket expenses, (ii) if a Product defect did not cause the problem, BTI will bear all costs. All end-user site consultations which take place after the initial Warranty period or the Extended Warranty period, if applicable, shall be invoiced and paid for in accordance with the Out of Warranty Price List as appended hereto as Exhibit VI. In addition to the out of warranty services described elsewhere in this Agreement, Excel will continue to provide Product parts and Software services at reasonable prices after expiration of the relevant warranty.

     b. Excel will provide technical training to BTI's employees as outlined in Exhibit IV hereto.

15.  CHANGES REQUESTED BY BTI

     BTI's Procurement department may, from time to time, by written notice to Excel, request changes in the method of packing or shipment, quantity ordered, (within the parameters contained in Exhibit II attached hereto,) destinations and delivery schedules for the Products. If any such change causes a material increase or decrease in Excel's cost of the Products or delivery schedule hereunder, an equitable adjustment shall be made to such price or delivery schedule, or both. Any claim by Excel for adjustment under this Section 15 shall be deemed waived unless made in writing within twenty (20) days after receipt of written notice of said change.

     In addition, BTI's Procurement Department may from time to time in writing, request changes in Product Specifications. Upon receipt of such request, EXCEL shall promptly make an evaluation of the proposed change. If, in EXCEL's sole discretion, it deems the proposed change reasonable, it shall, as the information becomes available, notify BTI of the terms, projected delivery times and minimum Product purchase commitment levels required from BTI in order for EXCEL to proceed with such modifications. EXCEL reserves to itself the right, in its sole discretion, to reject any such requests.

16.  MANUFACTURING RIGHTS

     a. Excel hereby agrees that, within thirty (30) days of the effective date of this Agreement, it will place in escrow with Data Securities International, Inc. ("DSI") all materials necessary for BTI to manufacture the Products, including but not limited to, blueprints, artwork, process sheets, test procedures, tooling drawings, schematics, computer software source code, performance specifications and all related documentation. BTI agrees that it shall pay all fees associated with said deposit in escrow for the entire term of Escrow.

     b. Excel agrees, on an ongoing basis, to promptly provide DSI with any modifications or improvements of any materials placed in escrow pursuant to this
Section 16. and to notify BTI of any such modifications or improvements promptly.

     c. In the event that any of the release conditions described below (the "Release Conditions") occurs, then the parties agree that: (1) DSI shall release to BTI all materials held in escrow; (2) Excel will grant to BTI a royalty-free license to manufacture such Products; and (3) BTI shall utilize such materials only to manufacture or otherwise procure Products to satisfy existing Purchase Orders and forecasted orders as required by Exhibit II, and to support existing Products already distributed by BTI. BTI further agrees to treat such materials as the Proprietary Information of Excel subject to the provisions of Section 17.d below.

     d. For the purpose of this Section 16., the Release Conditions shall mean one or more of the following events:

          (1) Excel commits a material breach of its obligations hereunder and fails to cure such breach within forty five (45) days of the receipt of notice from BTI which details such breach; or

          (2) Excel fails to continue to do business in the ordinary course, which failure continues for more than forty five (45) days; or

          (3) One of the following circumstances materially affect Excel's ability to comply with the terms of this Agreement and such condition remains uncorrected for more than sixty (60) days:

          (i) entry of an order for relief by or against Excel under Title 11 of the United States Code;

          (ii) the making by Excel of a general Assignment for the benefit of creditors;

          (iii) the appointment of a general receiver of trustee in bankruptcy of Excel's business or property; or

          (iv) action by Excel under any state insolvency or similar law for the purpose of its bankruptcy, reorganization or liquidation.

17.  GENERAL

     a. The obligations of Excel under this Agreement shall be subject to the procurement by, and at the expense of, BTI of any import or export licenses, documents, permits or clearances required with respect to this Agreement and are subject to the condition precedent that all necessary approvals from governmental authorities (including exchange control authorities) have been obtained. BTI agrees to comply with all laws applicable to BTI as they relate to the Products, of the United States of America and its states at all times and shall not take or refrain from taking any action which would result in the violation of such laws by Excel. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship between Excel and BTI.

     b. If the financial condition of BTI at any time does not justify continuation of the work called for, or shipment on the terms of payment originally specified, Excel, in its sole discretion, may require full payment in advance of delivery.

     c. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding its conflict of law rules.

     d. BTI agrees it shall protect all such information and hold such information so provided in accordance with the provisions of the Mutual Non-Disclosure Agreement between the parties, dated February 3, 1994.

     e. This Agreement and the above referenced Non-Disclosure Agreement is the complete and exclusive statement of this agreement between the parties and supersedes all prior agreements and communications with respect to the subject matter herein. Excel makes no representations to BTI except as expressly set forth herein. Unless otherwise agreed by the parties in writing, the terms of this Agreement and the said Non-Disclosure Agreement shall apply and govern the parties' dealings notwithstanding any proposed variations or additions which may be contained in any Purchase Order or other communications submitted by BTI or in any Sales Order or similar notice provided by Excel.

     f. This Agreement may not be modified, amended or waived in whole or in part, except by written agreement of the parties hereto. No Excel employee other than its President, shall have any actual or apparent authority to modify the terms of this Agreement in any way. Any authorized modifications shall be in writing and signed by such representative of Excel. Any item or service furnished by Excel in furtherance of this Agreement, although not specifically identified herein, shall nevertheless be covered and governed by this Agreement unless specifically covered by some other written agreement executed by BTI and an authorized representative of Excel.

     g. Either party may assign this Agreement, or any of its rights hereunder or delegate any of its obligations hereunder, provided such party's transferee agrees in writing to be bound by all of the provisions of this Agreement and such writing is provided to the other party within a reasonable period of time prior to the effective date of such assignment or delegation.

     h. Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement.

     i. All rights and remedies of either party shall be cumulative and may be exercised singularly or concurrently. The failure of either party, in any one or more instances, to enforce any of the terms of this Agreement shall not be construed as a waiver of future enforcement of that or any other term.

     j. If any provisions of this Agreement shall for any reason be held illegal or unenforceable, such provisions shall be deemed separable from the remaining provisions of this Agreement and shall in no way affect or impair the validity or enforceability of the remaining provisions of this Agreement.

     k. In the event either party is unable, in its reasonable judgment, to perform in accordance with this Agreement, due in whole or in part to any cause beyond the party's control, including without limitation, Acts of God, acts of the enemy, events of war, embargoes, strikes, lockouts, dispute with workers, shortage of fuel, unusually severe weather conditions, fires, floods, earthquakes, and unreasonably dangerous situations, the affected party shall promptly notify the other party in writing and the date of performance shall be extended for a period equal to the period of such delay. Notwithstanding the foregoing, if such period of delay extends beyond ninety (90) days, the other party may, upon written notice to the affected party, terminate this Agreement with no further liability except for any payments owed and then due.

18.  TERMINATION

     This Agreement shall terminate two years from the date of the signing hereof. Unless otherwise notified in writing by Excel 6 months prior to any termination date, this Agreement shall be automatically renewed for successive two year periods.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement this 27th day of May, 1994.


Excel, Inc.,                            BTI,

By:                                     By:

/s/ Robert P. Madonna                   /s/ Edward P. Maggio, V.P.
--------------------------------        ------------------------------------
Robert Madonna, President               Edward P. Maggio, V.P.